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                                                                    Exhibit 3(i)

                           CERTIFICATE OF AMENDMENT

                                      OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                          NORTHERN TRUST CORPORATION


     NORTHERN TRUST CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify that:

     (1) The Corporation is regulated under the Bank Holding Company Act of 1956, 12 U.S.C., Section 1841, et seq., as that Act shall from time to time be amended.

     (2) At a meeting of the Board of Directors of the Corporation held on January 18, 2000, resolutions were adopted setting forth a proposed amendment of the Restated Certificate of Incorporation, declaring the amendment to be advisable and directing that the amendment be considered at a meeting of stockholders of the Corporation. The resolutions setting forth the proposed amendment are as follows:

               BE IT RESOLVED, that the Board of Directors of Northern Trust Corporation declares it advisable that the first sentence of Article FOURTH of the Restated Certificate of Incorporation be amended to increase the number of shares of common stock and the total number of shares which the Corporation has the authority to issue by 280,000,000 shares, so that the first sentence of Article FOURTH would read in its entirety as follows:

               "The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 570,000,000 shares, which are divided into two classes as follows:

               10,000,000 shares of Preferred Stock (Preferred Stock) without par value, and

               560,000,000 shares of Common Stock (Common Stock), $1.66 2/3 par value per share."


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               FURTHER RESOLVED, that the foregoing proposed amendment be submitted to the stockholders of the Corporation for their consideration and approval at the 2000 annual meeting of stockholders of the Corporation.

               FURTHER RESOLVED, that upon approval of the foregoing proposed amendment by the stockholders of the Corporation, the proper officers of the Corporation are authorized and directed to execute and acknowledge, to file in the office of the Secretary of State of Delaware, and to cause to be recorded, in the manner provided by law, a Certificate of Amendment to the Restated Certificate of Incorporation with respect to the foregoing amendment.

               FURTHER RESOLVED, that the officers of the Corporation are hereby authorized and directed to execute and deliver all such certificates, agreements, statements, documents and other instruments, and to perform any and all acts and things, which the officers or any of them may deem necessary or advisable in order to carry out the purposes and intent of these resolutions.

     (3) Thereafter, pursuant to such resolutions of its Board of Directors, the stockholders of the Corporation, at a meeting held on April 18, 2000, adopted the proposed amendment by voting the number of shares required by the statute in favor of the proposed amendment.

     (4)  The amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

     (5) Accordingly, there has now been given all corporate authorization necessary to cause the first sentence of Article FOURTH of the Restated Certificate of Incorporation to provide as follows:

               "The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 570,000,000 shares, which are divided into two classes as follows:

               10,000,000 shares of Preferred Stock (Preferred Stock) without par value, and

               560,000,000 shares of Common Stock (Common Stock), $1.66 2/3 par value per share."

     (6) The Capital of the Corporation will not be reduced under or by reason of the amendment.
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     IN WITNESS WHEREOF, NORTHERN TRUST CORPORATION has caused this Certificate to be signed and attested by its duly authorized officers, this 28th day of April, 2000.

                                    NORTHERN TRUST CORPORATION


                                    By: /s/ William A. Osborn
                                            ------------------------------------
                                            William A. Osborn
                                            Chairman and Chief Executive Officer


Attest:

/s/ Peter L. Rossiter

Peter L. Rossiter
Executive Vice President,
General Counsel and Assistant Secretary